Exhibit 4.5

SHAREHOLDERS’ AGREEMENT

by and among, on one side,

TRIP PARTICIPAÇÕES S.A.,

TRIP INVESTIMENTOS LTDA., and

and

RIO NOVO LOCAÇÕES LTDA.

and, on the other side,

DAVID GARY NEELEMAN

and as intervening and consenting party,

AZUL S.A.

DATED November 20, 2012

SHAREHOLDERS’ AGREEMENT

This Shareholders Agreement (“Agreement”) is entered into by and among the following parties:

On one side,

(a) TRIP PARTICIPAÇÕES S.A., a corporation, with head office in the City of Cariacica, State of Espirito Santo, at Rodovia BR 262, Km 05, Campo Grande, CEP 29.145-901, registered as taxpayer under CNPJ/MF No. 09.229.532/0001-70, herein represented by its undersigned legal representatives (“TRIP Participações”);

(b) TRIP INVESTIMENTOS LTDA.., a limited liability company, with head office in the City of Campinas, State of São Paulo, at Avenida Cambacicas, nº 1200, Parque Imperador, Condomínio Flex Buildings, Módulo 2, CEP 13097-104, registered as taxpayer under CNPJ/MF No. 15.300.240/0001-89, herein represented by its undersigned legal representatives (“TRIP Investimentos”); and

(c) RIO NOVO LOCAÇÕES LTDA., a limited liability company with head office in the City of Cariacica, State of Espirito Santo, at Rodovia BR 262, Km 6,3, Sala 208,, CEP 29.157-405, registered as taxpayer under CNPJ/MF No. 04.373.710/0001-18, herein represented by its undersigned legal representatives (“Rio Novo” and, together with TRIP Participações and TRIP Investimentos, the “TRIP’s Shareholders”); and

On the other side,

(d) DAVID GARY NEELEMAN, Brazilian, married, bearer of RG no. 53.031.273-6 SSP/SP, registered in the CPF/MF under no. 744573731-68, undersigned (“Neeleman” and, together with TRIP’s Shareholders “Shareholders” or “Parties” and each individually a “Shareholder” or “Party” as appropriate), and

And in the capacity of intervening and consenting party,

(e) AZUL S.A., a corporation with head office in the City of Barueri, State of São Paulo, at Alameda Surubiju, Nos. 2010 and 2050, Block A, suite 21, Alphaville Industrial, registered as taxpayer under CNPJ/MF No. 09.305.9994/0001-29, herein represented by its undersigned legal representatives (the “Company”),

PREAMBLE

WHEREAS on May 25 2012, the TRIP’s Shareholders and Neeleman, among other parties, entered into an Investment Agreement (“Investment Agreement”) through which they have established the general process of incorporation of the totality of shares issued by TRIP Linhas Aéreas S.A. (“TRIP”) into the Company, with the subsequent subscription of new shares issued by the Company by the Shareholders of TRIP, with no extinction of TRIP, pursuant to terms of Article 252 of Federal Law No. 6,404 dated December 15, 1976 (as amended from time to time, “Corporations Law”) (“Merger of Shares”).

WHEREAS the Merger of Shares was effectually executed and formalized as of [-] 2012, and after several adjustment operations in the exchange ratio of shares of the Company, pursuant to the terms of the Investment Agreement, as well as the conversion of several classes of preferred and common shares previously intended for a single class of common and preferred shares, to those currently existing, the Shareholders have become, on this date, holders of the following proportion of Shares of the Company:

Shareholder	Common Shares		Percentage of Common Shares (%)		Preferred Shares		Percentage of Preferred Shares (%)
Neeleman	[—	]	[—	]	[—	]	[—	]
TRIP Participações	[—	]	[—	]	[—	]	[—	]
TRIP Investimentos	[—	]	[—	]	[—	]	[—	]
Rio Novo	[—	]	[—	]	[—	]	[—	]

TOTAL	[—	]	100%		[—	]	[—	]

WHEREAS the Company held on [-] its Initial Public Offering of Shares (“IPO”), and pursuant to section 4.5 of the Investment Agreement, the Parties have assumed the reciprocal obligation to enter into this Agreement for the purpose of assigning TRIP’s Shareholders certain and specific rights, to take effect only after the completion of the IPO,

NOW, THEREFORE, the Shareholders, pursuant to and for the purposes and effects of Article 118 of the Corporations Law, agree to enter into this Agreement, which shall bind the Company, and shall be governed by the following clauses and conditions:

SECTION I

DEFINED TERMS AND INTERPRETATION

1.1. For the purposes of this Agreement:

(a) headings and titles shall not limit or affect in any way the interpretation of the text, serving only for convenience and reference;

(b) the terms “include”, “including” and similar shall be interpreted as if they were accompanied by the phrase “without limitation”;

(c) capitalized terms shall be interpreted and shall have the meaning set forth throughout this Agreement, and shall equally apply to the singular and plural, masculine and feminine;

(d) references to any documents or instruments include all of its addendums, restatements, consolidations and amendments, except as otherwise expressly provided;

(e) references to legal provisions shall be interpreted as references to such provisions as altered, extended, consolidated or restated, or as their application is changed from time to time by other norms, and shall include any provisions from which they originate (with or without amendments) and any decisions, regulations, instruments or other legal norms subordinated thereto;

(f) except as otherwise provided, references to Chapters, Sections, Subsections, Items and Exhibits refer to chapters, sections, subsections, items and exhibits attached to this Agreement.

For the purposes of this Agreement:

(a) “Common Shares” means the common shares issued by the Company;

(b) “Preferred Shares” means the preferred shares issued by the Company;

(c) “Affiliate” shall mean, (a) in connection to a legal entity, (i) any individual or other entity holding, directly or indirectly, control of such entity, (ii) any entity Controlled, directly or indirectly, by such person, or (iii) any entity directly or indirectly under common Control of such person; and (b) in connection to an individual, (i) his direct descendent provided he/she is Brazilian, (ii) any entity that, directly or indirectly, is Controlled by the referred individual, the individual’s spouse, ascendants, descendants or direct relatives up to the second degree.

(d) “Independent Director” shall mean the Director that (a) has no connection to the Company and its Affiliates; (b) is not a controlling shareholder, a minority shareholder, spouse or relative up to the second degree of the director, and is not, nor has been, for the 3 (three) preceding years, an employee of any company or entity related to the controlling shareholder or to the minority shareholder (except for those persons connected to public schools and/or research institutions); (c) has not been, for the last 3 (three) years, an employee or officer of the

Company and its Affiliates, or an employee or officer of the controlling shareholder, the minority shareholder or any entity Controlled by the Company; (d) is not a supplier or buyer, directly or indirectly, of the Company’s services and/or products, to the extent that such may undermine the foregoing’s independence; (e) is not an employee, officer or director of any company or entity that offers or demands services and/or products from/to the Company; (f) is not the spouse or relative up to the second degree of any officer or director of the Company; and (g) does not receive any remuneration from the Company, other than that connected to the position of director (except for income resulting from interest rights in the share capital).

(e) “Subsidiary” means, in connection to the Company, the companies in which the Company exercises Control;

(f) “Control” means, subject to the legal definition of control set forth under Article 116 of the Corporations Law: (i) the power to elect a majority of officers and to determine and carry out the policies and management of the entity in question, alone or together with other individuals involved in a shareholders agreement or similar voting agreement or under common control, or (ii) the direct or indirect ownership of at least 50% (fifty percent) plus 1 (one) share / quota of total voting capital of the entity in question. Terms derived from Control, such as “Controlled”, “Controller” and “under common Control” shall have a meaning analogous to Control.

SECTION II

BOUND SHARES AND EXERCISE OF VOTING RIGHTS

2.1. All Common Shares Held by Shareholders (“Bound Common Shares”) and all Preferred Shares held by Shareholders Shall be Bound to this Agreement.

2.2. The Shareholders are bound to exercise their voting right pertaining to the Shares at the General Meetings of the Company in order to comply with terms and conditions hereof.

SECTION III

BYLAWS

3.1. In case of conflict or inconsistency between this Agreement and the Bylaws of the Company, this Agreement shall supersede, and the Shareholders shall, at the first General Meeting of the Company to be held after the identification of the conflict, which shall be called and conducted within 30 (thirty) days following the identification of the referred conflict, alter the wording of the Bylaws in order to eliminate the identified conflict. In the event that such occurs, any Shareholder may call a General Meeting for such purpose.

SECTION IV

CORPORATE GOVERNANCE

4.1. Composition of the Board of Directors. The Company shall be managed by the Board of Directors and by the Management. The Board of Directors of the Company shall consist of 10 (ten) members and their respective alternates, at least two of them qualified as Independent Directors, with a unified term of 2 (two) years, elected by the General Meeting of the Company, reelection to be allowed. The Directors shall hold office until the election and investiture of their alternates, except in case of resignation during the term of office.

4.2. Appointment of Directors by TRIP’s Shareholders. (a) As long as TRIP’s Shareholders hold, together, at least 20% (twenty percent) of the Bound Common Shares, TRIP’s Shareholders shall have the prerogative to: (i) appoint 3 (three) members of the Board of Directors of the Company and their respective alternates; (ii) appoint any successors of the members appointed in subparagraph (i) above; and (iii) remove from the Board of Directors of the Company any member that TRIP’s Shareholders have appointed in accordance with subparagraphs (i) and (ii) above. (b) If TRIP’s Shareholders hold together at least 10% (ten percent) of the Bound Common Shares, but less than 20% (twenty percent), TRIP’s Shareholders shall have the prerogative to: (i) appoint 2 (two) members of the Board of Directors of the Company and their respective alternates; (ii) appoint any successors of the members appointed in subparagraph (i) above; and (iii) remove from the Board of Directors of the Company any member that TRIP’s Shareholders have appointed in accordance with subparagraphs (i) and (ii) above. (c) If TRIP’s Shareholders hold together at least 5% (five percent) of the Bound Common Shares, but less than 10% (ten percent), TRIP’s Shareholders shall have the prerogative to: (i) appoint one (1) member of the Board of Directors of the Company and its respective alternate; (ii) appoint any successors of the member appointed in subparagraph (i) above; and (iii) remove from the Board of Directors of the Company any member that TRIP’s Shareholders have appointed in accordance with subparagraphs (i) and (ii) above.

4.2.1. The persons appointed by TRIP’s Shareholders to hold office on the Board of Directors of the Company, pursuant to the terms of Section 4.2 above, will not necessarily need, as a condition of their office, to qualify as Independent Directors.

4.2.2 Neeleman may remove the members of the Board of Directors appointed by TRIP’s Shareholders, if, after being nominated, these directors present conflict of interest with the Company and upon notice submitted by Neeleman to TRIP’s

Shareholders. TRIP’s Shareholders shall upon the receipt of such notification, appoint a new director. Nevertheless, Neeleman shall not exercise this prerogative while the three directors appointed by TRIP’s Shareholders are Mr. Décio Luiz Chieppe, Renan Chieppe or José Mário Caprioli dos Santos.

4.3 Appointment of Directors by Neeleman. Subject to section 4.3.2, while TRIP Shareholders still have the right to appoint one or more directors according to Section 4.2 above, Neeleman has the prerogative to (i) appoint the remaining members of the Board of Directors of the Company and their respective alternates; (ii) appoint any successors of the members appointed in subparagraph (i) above; and (iii) remove from the Board of Directors of the Company any members appointed in accordance with subparagraphs (i) and (ii) above

4.3.1. In the event that the other holders of Common Shares or Preferred Shares exercise their right pursuant to Article 141 of the Corporations Law, it is agreed that the number of directors elected by such shareholders shall be deducted from the number of directors to which Neeleman has the right to appoint pursuant to Section 4.3 above.

4.3.2. Among the members of the Board of Directors appointed by Neeleman, pursuant to terms of Section 4.3 above, (i) at least 2 (two) shall qualify as Independent Directors; and (ii) at least one shall be appointed to Neelamn by the shareholder holding the largest number of Preferred Shares (“Largest Shareholder of Preferred Shares”) . In the event the Largest Shareholder of Preferred Shares, for any reason, does not appoint a member to the Board of Directors of the Company in accordance with Section 4.3.2, Neelamn shall request that the shareholder holding the second largest number of Preferred Shares (“Second Largest Shareholder of Preferred Shares”) appoints a member o the Board of Directors of the Company. In the event, the Second Largest Shareholder of Preferred Shares fails to appoint for any reason a member o the Board of Directors of the Company, Neeleman shall request that the shareholder holding the third largest number of Preferred Shares appoints a member of the Board of Directors of the Company, consecutively, until a holder of Preferred Shares (excluding Neeleman) appoint a member of the Board of Directors.

4.4. Resolutions of the General Meeting. Except for matters for which the holders of Preferred Shares hold the right to vote, in accordance with the Bylaws, all other decisions of General Meetings of the Company shall be made by the affirmative vote of holders of at least the majority of Common Shares.

4.4.1. Notwithstanding the provisions of Clause 4.4 above, as long as TRIP’s Shareholders hold, together, at least 5% (five percent) of the Common Shares, any changes to the Bylaws of the Company that, by amending the items listed below, may materially affect the rights of TRIP’s Shareholders, shall necessarily be approved by a majority of TRIP’s Shareholders:

(i) the quorum required for decisions of the Board of Directors;

(ii) the powers of the Board of Directors of the Company; or

(iii) the rules for calling, installing or reducing powers and other provisions regarding the meetings of the Board of Directors.

4.4.2. Notwithstanding Section 4.4 above, as long as TRIP’s Shareholders hold at least 5% (five percent) of the Bound Common Shares, any changes to the Bylaws of the Company that change the total number of directors of the Company’s Board of Directors, which must remain composed of ten (10) members, must necessarily be approved by a majority of TRIP’s Shareholders.

4.4.2.1. The section above shall not apply in the case of an increase in the number of directors of the Company where TRIP’s Shareholders’ representation on the Board is maintained in the same proportion.

4.5. Shareholders are obligated to vote with their Shares in order to elect the members that are to join the Board of Directors, in accordance with the provisions of Clauses 4.2 and 4.3 above.

4.6. No individual bound (including as an investor, manager, officer, employee, consultant or representative) to any competitor of the Company and/or its subsidiaries may be elected to join the Board of Directors of the Company, except for the case of an individual bound (including as an investor, manager, officer, employee, consultant or representative) to a Shareholder or any of its Affiliates.

SECTION V

TRANSFER OF SHARES

5.1 TRIP’s Shareholders’ Tag-Along Right. In the event that Neeleman intends to transfer a portion of the Bound Shares, he shall notify TRIP’s Shareholders. When TRIP’s Shareholders receive a notification sent by Neeleman stating his intention to transfer a portion of their Bound Common Shares (“Transfer of Neeleman’s Shares”) to a third party, the Notified TRIP’s Shareholders (“Notified TRIP’s Shareholders”) shall have the right to require that the Transfer of Neeleman’s Shares, object of the notice, also comprises a percentage of Bound Common Shares of their ownership equivalent to the result of the division of (i) the number of Bound Common Shares to be transferred by Neeleman; by (ii) the total number of Bound Common Shares held by Neeleman at the moment immediately prior to the referred transaction, under the same conditions under which Neeleman intends to transfer his Bound Common Shares (the “TRIP’s Shareholders’ Tag-Along Right”).

5.2. Neeleman’s Tag-Along Right. In the event that TRIP’s Shareholders intend to transfer a portion of the Bound Shares, they shall notify Neeleman. When Neeleman receives a notice sent by any of the TRIP’s Shareholders of their intent to transfer a portion of the Bound Common Shares held by any of TRIP’s Shareholders (“Transfer of TRIP’s Shareholders’ Shares”) to a third party (“Notified Neeleman”), Notified Neeleman shall have the right to require that the transfer of the TRIP’s Shareholders’ Shares, object of the notification, also comprises a percentage of Bound Common Shares of his ownership equivalent to the result of the division of (i) the number of Bound Common Shares to be Transferred by any of the TRIP’s Shareholders; by (ii) the total number of Bound Common Shares held by TRIP’s Shareholders at the moment immediately prior to the referred transaction, under the same conditions under which any of TRIP’s Shareholder intend to transfer their Bound Common Shares (the “Neeleman’s Tag-Along Right”).

5.3. Transfer of Shares. If either Neeleman or TRIP’s Shareholders (the “Offered Shareholder”), as the case may be, have chosen to exercise their Tag-Along Right, the other shareholder (the “Offering Shareholder”) may not validly complete any transfer unless the third party buyer acquires from the Offered Shareholder, concurrently, the Bound Common Shares pursuant to the exercise of the referred right, under the same terms and conditions under which the buyer has agreed to acquire the Offered Shares, pursuant to Sections above. In the event that the Offered Shareholder fails to agree to enter into the definitive agreements under the same terms and conditions of the definitive agreements negotiated by the Offering Shareholder, the Offering Shareholder shall be free to complete the Transfer.

5.4. Term for Closing. Whether or not the Tag-Along Right has been exercised by the Offered Shareholder according to the terms above, the Offering Shareholder shall proceed with the transfer of the Offered Shares, and such transfer must be completed, preferably, within a period of 120 (one hundred twenty) days from the receipt of the notices set forth in Sections 5.1 and 5.2. After such period, if the transfer of the Offered Shares to the third party has not been completed and the Offering Shareholder still intends to Transfer Shares, the Offering Shareholder shall again follow the procedure set forth in Sections 4.1 and 4.2 above.

5.5. TRIP’s Shareholders’ Right of First Offer. In the event that Neeleman intends to dispose of his Bound Common Shares in such manner that, after such disposal or transfer, the Common Shares held by Neeleman come to represent less than 50% (fifty percent) plus one Common Shares issued by Azul Holding, in each subsequent disposal or transfer of Common Shares (the “Neeleman’s Offered Shares”) Neeleman shall, primarily, before making any offer to any third party, inform and notify TRIP’s Shareholders in writing of such intention, specifying the terms and conditions under which he intends to transfer the Offered Shares, including the number of Offered Shares, the respective price per share, the payment terms and other relevant conditions of the desired transfer (the “Neeleman’s Transfer Notice”).

5.6. TRIP’s Shareholders shall have a right of first offer to acquire the Offered Shares on terms equal or superior to those specified by Neeleman and contained in the Neeleman’s Transfer Notice (the “TRIP’s Shareholders’ Right of First Offer”), whereby TRIP’s Shareholders shall send a written notice to Neeleman (the “TRIP’s Shareholders’ Response Notice”) within 60 (sixty) days of receipt of the Neeleman’s Transfer Notice, informing whether they will exercise their TRIP’s Shareholders’ Right of First Offer; the absence of such response to be interpreted as lack of interest in exercising such right.

5.7. The TRIP’s Shareholders’ Response Notice shall be firm, irrevocable and irreversible. During the period of 60 (sixty) days of receipt by Neeleman of the TRIP’s Shareholders’ Response Notice, TRIP’s Shareholders shall buy and Neeleman shall sell the Neeleman’s Offered Shares, which shall be free and clear of any liens, encumbrances or options, under the terms offered, binding the parties, as of now, to perform all acts and execute all documents necessary to formalize the referred transaction (the “Closing of TRIP’s Shareholders’ Right of First Offer”).

5.8. If (a) TRIP’s Shareholders waive their TRIP’s Shareholders’ Right of First Offer, (b) fail to deliver a TRIP’s Shareholders’ Response Notice in accordance with the terms set forth in Section 5.6 above, or (c) the Closing of the TRIP’s Shareholders’ Right of First Offer fails to comply with the terms of Section 5.7 above, Neeleman shall be free to transfer the Neeleman’s Offered Shares to third parties, provided that at a price per share superior to that specified and under conditions equal to or better than those contained in the TRIP’s Shareholders’ Notice of First Offer, and compliant with the TRIP’s Shareholders’ Tag-Along Right. The consummation of the acts necessary to implement the purchase and sale of the Offered Shares and their transfer to the referred third party shall be conducted within 120 (one hundred twenty) days from the expiration of the period of 60 (sixty) days set forth in Section 5.2 above. After such period, if Neeleman still intends to transfer Common Shares, he shall again observe the procedure set forth in this Chapter V.

5.9. Neeleman’s Right of First Offer. In the event that TRIP’s Shareholders intend to dispose of any of their Bound Common Shares (the “ TRIP’s Shareholders’ Offered Shares”) TRIP’s Shareholders shall, primarily, before making any offer to any third party, inform and notify Neeleman in writing of such intention, specifying the terms and conditions under which they intend to transfer the Offered Shares, including the number of Offered Shares, the respective price per share, the payment terms and other relevant conditions of the desired transfer (the “TRIP’s Shareholders’ Transfer Notice”).

5.10. Neeleman shall have a right of first offer to acquire the TRIP’s Shareholders’ Offered Shares on terms equal or superior to those specified by TRIP’s Shareholders and contained in the TRIP’s Shareholders’ Transfer Notice (the “Neeleman’s Right of First Offer”), whereby Neeleman shall send a written notice to TRIP’s Shareholders (the “Neeleman’s Response Notice”) within 60 (sixty) days of receipt of the TRIP’s Shareholders’ Transfer Notice, informing whether he will exercise his Neeleman’s Right of First Offer; the absence of such response to be interpreted as lack of interest in exercising such right.

5.11. The Neeleman’s Response Notice shall be firm, irrevocable and irreversible. During the period of sixty (60) days of receipt by TRIP’s Shareholders of the Neeleman’s Response Notice, Neeleman shall buy and TRIP’s Shareholders shall sell the TRIP’s Shareholders’ Offered Shares, which shall be free and clear of any liens, encumbrances or options, under the terms offered, binding the parties, as of now, to perform all acts and execute all documents necessary to formalize the referred transaction (the “Closing of Neeleman’s Right of First Offer”).

5.12. If (a) Neeleman waives his Neeleman’s Right of First Offer, (b) fails to deliver a Neeleman’s Response Notice in accordance with the terms set forth in Section 5.6 above, or (c) the Closing of Neeleman’s Right of First Offer fails to comply with the terms of Section 5.7 above, TRIP’s Shareholders shall be free to transfer the TRIP’s Shareholders’ Offered Shares to third parties, provided that at a price per share superior to that specified and under conditions equal to or better than those contained in the Neeleman’s Notice of First Offer, and compliant with the Neeleman’s Tag-Along Right. The consummation of the acts necessary to implement the purchase and sale of the Offered Shares and their transfer to the referred third party shall be conducted within 120 (one hundred twenty) days from the expiration of the period of 60 (sixty) days set forth in Section 5.2 above. After such period, if TRIP’s Shareholders still intend to transfer Common Shares, they shall again observe the procedure set forth in this Chapter V.

5.13. Permitted Transfers; ANAC. The exercise of the Tag-Along Right, the TRIP’s Shareholders’ Right of First Offer and the Neeleman’s Right of First Offer shall not apply when the Transfer of the Bound Common Shares held by Neeleman or TRIP’s Shareholders, as applicable, is made to any of their Affiliates. Neeleman and TRIP’s Shareholders shall observe, in any event, the need to submit any request for transfer of Shares to ANAC for prior approval.

SECTION VI

SPECIFIC PERFORMANCE

6.1. Subject to the provisions of this Section VI, the Parties recognize that the attribution of losses and damages, although due and calculated in accordance with applicable law, shall not constitute sufficient remedy for the breach of obligations hereunder, and any Shareholder may judicially require specific compliance with the defaulted obligation through court appointment, according to Article 118 of the Corporations Law, as well as Articles 461, 461-A, 466-A to 466-C, 632 et seq., 642 et seq. and 646 et seq. of the Brazilian Civil Procedure Code. This Agreement, signed by 2 (two) witnesses, constitutes an extrajudicial instrument on the basis of which execution proceedings may be started for all purposes and effects of Article 585, paragraph II of the Brazilian Civil Procedure Code.

SECTION VII

GOVERNING LAW AND ARBITRATION

7.1. Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the Federative Republic of Brazil.

7.2. Conflict Resolution. With the exception of disputes relating to obligations to pay which include judicial enforcement proceedings and that which may require, at the outset, specific execution, all other disputes arising from or connected to this Agreement and its schedules, among others, which pertain to its validity, effectiveness, violation, interpretation, expiration, termination and its consequences, shall be resolved by arbitration, pursuant to Law No. 9.307/96, as amended, upon the conditions that follow.

7.2.1. The dispute shall be submitted to the International Chamber of Commerce (“Arbitration Center”) in accordance with its regulation (“Regulation”), effective as of the date of the request for initiation of arbitration. The arbitration shall be conducted in Portuguese.

7.2.2. The arbitration shall be based in the city São Paulo, state of São Paulo, Brazil, where the arbitral decision shall be granted, and the arbitrators are not authorized to rule based on equity, except for the settlement of the attorneys’ fees mentioned in Section 10.11.4 below.

7.2.3. The arbitration court shall comprise three arbitrators registered in the Brazilian Bar Association, where the applicant(s), on one hand, shall appoint one arbitrator, and the defendant(s), on the other, appoint a second arbitrator, which, by common agreement, shall appoint the third arbitrator who shall act as President of the arbitration court (“Arbitration Court”). If either party fails to appoint an arbitrator and/or 2 (two) arbitrators appointed by the Parties fail to appoint the third arbitrator within 30 (thirty) days from the date set forth for such action, the president of the Arbitration Center shall be responsible for appointing the third arbitrator in the manner set forth in its Regulation.

7.2.4. The Parties agree that the Party upon which the adverse decision is imposed shall pay the fees and expenses incurred with the arbitrators and the Arbitration Center, if otherwise not established in the arbitration decision. The Parties shall bear the costs and fees of their respective attorneys.

7.2.5. Each Party remains entitled to propose in the competent common judgment the legal measures aimed at obtaining precautionary approvals for protection or safeguarding of rights or as preparation prior to the establishment of the Arbitration Court, such action not to be construed as a waiver of arbitration. For the exercise of court protections, the Parties elect the jurisdiction of the City of São Paulo, state of São Paulo, judicial district of the capital, expressly waiving any other, as privileged as it may be. After the initiation of the Arbitration Court, such measures shall be directed to the Arbitration Court.

7.2.6. The decisions of the arbitration shall be final and binding, not requiring court approval nor admitting any appeal against the same, except for requests for correction and clarification before the Arbitration Court pursuant to art. 30 of Law No. 9,307/96 and possible annulment action pursuant to Art. 32 of Law No. 9,307/96. According to art. 475-P of the Code of Civil Procedure, the execution of the judgment shall take place in the judicial district it was processed (the city of São Paulo, state São Paulo, pursuant to Section 10.11.2 above), the execution creditor being able to legally opt for the location where assets subject to expropriation are located or at the primary residence of the execution debtor. Each Party shall use its best efforts to ensure the expeditious and efficient completion of the arbitration procedures.

7.2.7 Regardless of the nature of the dispute to be settled through arbitration, all Parties shall participate in it, either as party (when the dispute directly involves it as claimant or counterclaimant), or as interested third party (when it may be, in any way, directly or indirectly affected by decisions to be made in the course or at the end of the procedure). Likewise, the award shall be final and binding on all Parties, regardless of eventual refusal by any Party to participate in the arbitration procedure, either as party or interested third party.

7.2.8 The arbitration shall be completed within the term of six (6) months, which may be extended upon justification by the Arbitration Court.

7.2.9 The arbitration shall be confidential.

SECTION VIII

GENERAL PROVISIONS

8.1. Entire Agreement. This Agreement represents the entire understanding of the Parties regarding the subject matter and supersedes all prior agreements, discussions and understandings with respect to the provisions hereof, subject to the terms of the Investment Agreement.

8.2. Irrevocability and Irreversibility. The obligations herein are assumed by the Parties irrevocably and irreversibly.

8.3. Successors. This Agreement binds not only the Parties but also their successors and permitted assigns, in any capacity, including, without limitation, in cases of merger and incorporation (including of shares) or spin-off of the Shareholders and the Company.

8.4. Assignment. This Agreement and/or all rights, remedies, obligations or liabilities hereunder, by reason hereof, shall not be subject to assignment, transfer or subrogation, in whole or in part, by any of the Shareholders, without the prior consent in writing by the other Shareholder.

8.5. Severability. In the event that any Chapter, Section, Subsection, Item, Exhibit, term or provision hereof is declared invalid or unenforceable pursuant to law, such invalidity or unenforceability shall not affect any other Chapters, Sections, Subsections, Items, Exhibits, terms or provisions hereof, all of which shall remain in full force and effect. Upon determining which term or provision hereof is void or unenforceable, the Parties shall negotiate in good faith to amend this Agreement so as to cause it to reflect, as much as possible, the real intention of the Parties, in a mutually acceptable form, so that the transaction contemplated herein is consummated as originally set forth, to the greatest possible extent.

8.6. Waiver. No omission or delay by either Party in the exercise of its rights, powers or privileges specified herein shall be deemed a waiver, nor shall any single or partial exercise specified herein prevent other or future exercises set forth herein, nor the exercise of other rights, powers or privileges. The rights and remedies specified herein shall be cumulative and non exclusive of any right or remedy provided by law.

8.7. Novation. Any concession or tolerance of any Shareholder regarding (i) non-compliance or partial compliance by the other Party, with any obligation pertaining hereto, (ii) absence of requirement of compliance with a specific obligation, or, yet, (iii) the admission of compliance with an obligation in a different manner from that provided herein, shall be considered mere liberality and shall not constitute, tacitly or implicitly, novation, enforceable precedent, tacit amendment of its terms, waiver of rights, redemption of obligations or right acquired by the other Shareholder .

8.8. Amendments. Any provision hereof may be amended or waived provided that such amendment or waiver is made in writing and signed by all Parties.

8.9. Terms. All terms set forth herein shall be measured as provided in Article 184 of the Code of Civil Procedure, i.e., excluding the day of beginning and including the maturity date. All terms set forth herein that expire on Saturdays, Sundays or holidays in the city of São Paulo, state of São Paulo, and the city of Vitória, state of São Paulo, shall be automatically extended to the following business day.

8.10. Filing in the Headquarters of the Company. This Agreement shall be filed at the Company’s headquarters, and the obligations and encumbrances resulting herefrom shall be recorded in accordance with Section 7.11 below, at the corresponding records, including, among others, in the Registered Shares Register of the Company (or before the financial institution responsible for the bookkeeping of Shares, including the declaration of equity ownership), in accordance with and for the purposes of Article 118, heading, and paragraph 1 of the Corporations Law.

8.11. Annotation. The Company shall ensure that a label with the text below is annotated on the relevant pages of its Registered Shares Register (or at the financial institution responsible for the bookkeeping of Shares, including the declaration of equity ownership) and on any other records or certificates representing Shares under this Agreement:

“THE TOTALITY OF SHARES HELD BY TRIP PARTICIPAÇÕES S.A., TRIP INVESTIMENTOS S.A., [RIO NOVO LOCAÇÕES] AND DAVID GARY NEELEMAN ARE SUBJECT TO THE NORMS AND RESTRICTIONS SET FORTH IN THE SHAREHOLDERS AGREEMENT DATED NOVEMBER 20, 2012, THE COPY OF WHICH IS AVAILABLE AT THE HEAD OFFICE OF THE COMPANY. “

8.12 Notices. Except as otherwise expressly provided herein, all notices or communications to be sent by any Party to the other Parties shall be in writing and shall be considered validly received when delivered personally, by certified mail, with return receipt, or by courier service; or by means of registry offices or courts; upon their receipt at the addresses listed below, or at other addresses (including email addresses) or facsimile numbers as the Parties may provide each other through a notice in accordance with this Agreement:

(a) to the Company:

Address: Alameda Surubiju 2010, bloco A, sala 21

E-mail: john.rodgerson@voeazul.com.br

Fax: (11) 4134-9800

To: John Rodgerson

(b) to Trip Participações S.A.:

Address: Rod. BR 262 km. 5, Campo Grande, Cariacica/ES

E-mail: renanc@aguiabranca.com.br

Fax: (27) 2125-6301

To: Renan Chieppe

(c) to Trip Investimentos S.A.:

Address: Av. Cambacicas, no. 1200, Condomínio Flex Buildings, modulo 2

E-mail: josemario@voetrip.com.br

Fax: (19) 2139-5358

To: José Mário Caprioli dos Santos

(d) to Rio Novo Locações Ltda.:

Address: Rod. BR 262, km. 6.3, sala 208, Campo Grande, Cariacica/ES

E-mail: decio@aguiabranca.com.br

Fax: (27) 2125-6304

To: Décio Luiz Chieppe

(e) to David Gary Neeleman:

Address: Alameda Surubiju, 2010, bloco A, sala 21

E-mail: john.rodgerson@voeazul.com.br

Fax: (11) 4134-9800

To: John Rodgerson

8.12.1. The Parties undertake to maintain, throughout the term of this Agreement, the data referred to in this Section 7.12 correct, sufficient, accurate and updated. Any alteration must be preceded by prior notice in writing to the other Parties, pursuant to terms hereof.

8.13. Validity. This Agreement shall enter into force on the date of signature and shall remain valid and in force (i) for a period of 20 (twenty) years; or (ii) until the date when TRIP’s Shareholders hold less than 5% of Common Shares, whichever occurs first.

In witness thereof, the Parties sign this Agreement in 04 (four) counterparts of equal form and content, before 02 (two) witnesses.

São Paulo, November 20, 2012.

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(Signature page of the Shareholders Agreement of November 20, 2012 by and among TRIP Participações S.A., TRIP Investimentos Ltda., Rio Novo Locações Ltda. and David Neeleman, and also as intervening consenting party, AZUL S.A.)

TRIP PARTICIPAÇÕES S.A.

Name: Position:	Name: Position:

TRIP INVESTIMENTOS LTDA.

Name: Position:	Name: Position:

RIO NOVO LOCAÇÕES LTDA.

Name: Position:	Name: Position:

DAVID GARY NEELEMAN

AZUL S.A.

Name: Position:

Witnesses:

Name: RG:	Name: RG: